DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT effective the 14th day of August, 2016, by and between PRINCETON PRIVATE INVESTMENT FUND, a Delaware statutory trust, having its principal office and place of business at 8000 Norman Center Drive, Suite 630, Minneapolis, Minnesota 55437 (the “Fund”), and KBS CAPITAL MARKETS GROUP LLC, a California limited liability company having its principal office and place of business at 800 Newport Center Drive, Suite 700, Newport Beach, California 92660 (“KBS”).

WHEREAS, the Fund is a closed-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”) presently consisting of its sole series, the Princeton Private Investment Fund; and

WHEREAS, KBS is registered under the Securities Exchange Act of 1934, as amended ("Exchange Act"), as a broker-dealer, is a member of the Financial Industry Regulatory Authority (“FINRA”), and is engaged in the business of selling shares of registered investment companies either directly to purchasers or through other financial intermediaries; and

WHEREAS, the Fund desires that KBS provide distribution services and KBS is willing to provide those services on the terms and conditions set forth in this Agreement in order to promote the growth of the Fund and facilitate the distribution of the Shares; and

WHEREAS, the Fund, Princeton Fund Advisors, LLC and KBS have entered into a dealer manager agreement (the “Dealer Manager Agreement”) as of the same date under which KBS will perform specified distribution services and receive specific compensation in connection with its promotion and distribution of those classes of shares of the Fund specified thereunder.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Fund and KBS hereby agree as follows:

1.       Appointment of KBS and Delivery of Documents

(a)    The Fund hereby appoints KBS to provide the distribution services set forth in this Agreement on Schedule A, as amended from time to time, upon the terms and conditions hereinafter set forth. KBS hereby accepts such appointment and agrees to furnish such specified services. KBS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. In connection therewith, the Fund has delivered to KBS current copies of:

(i)                 the Fund’s Fourth Amended and Restated Agreement and Declaration of Trust and By-laws (the “Organizational Documents”);

(ii)               the Fund’s current Registration Statement on Form N-2, including any Confidential Private Placement Memorandum (as currently in effect and as amended or supplemented, each a “PPM”); and

(iii)             each current distribution and service plan or similar document adopted, or proposed for adoption, by the Fund (the “Distribution and Service Plans”).

(b)               The Fund shall promptly furnish KBS with:

(i)                 all amendments of or supplements to the foregoing; and

(ii)               a copy of the resolution of the Board appointing KBS and authorizing the execution and delivery of this Agreement.

(c)    KBS may employ or associate itself with a person or persons or organizations as KBS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by KBS, and the Fund shall bear no cost or obligation with respect thereto; and provided further that KBS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

(d)   The parties acknowledge that the offers and sales of Shares are to be effected pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(a)(2) thereof and Regulation D promulgated thereunder. Both KBS and the Fund have established the following procedures in connection with the offer and sale of Shares and agree that neither party will make offers or sales of any Shares except in compliance with such procedures:

(i)       Offers and sales of Shares will be made only in compliance with Regulation D (Rule 506(b) and only to investors that are reasonably believed to qualify as “Eligible Investors” as that term is defined in the PPM ("accredited investors," as defined in Rule 501(a) under the Securities Act and “qualified purchasers”, if applicable).

(ii)       No offer or sale of any Shares shall be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, unless such Shares are exempt from the registration or qualification requirements of such laws.

(iii)       No sale of Shares to any one investor will be for less than the minimum amount as may be specified in the PPM or as the Fund otherwise shall advise KBS.

(e)    The parties acknowledge that all investor applications and subscriptions for Shares shall not be binding until accepted by the Fund as provided in Section 3(b) below.

2.       NATURE OF DUTIES

(a)                KBS shall act as distributor of the Fund except that the rights given under this Agreement to KBS shall not apply to: (i) Shares issued in connection with the merger, consolidation or reorganization of any other investment company or series or class thereof with a Fund or class thereof; (ii) the Fund’s acquisition by purchase or otherwise of all or substantially all of the assets or stock of any other investment company or series or class thereof; (iii) the reinvestment in Shares by the Fund’s shareholders of dividends or other distributions; or (iv) any other offering by the Fund of securities to its shareholders (collectively "exempt transactions").

(b)               The parties acknowledge that KBS may also serve as dealer manager to the Fund for certain Share classes, as set forth in the Dealer Manager Agreement.

3.       OFFERING OF SHARES

(a)                KBS may act as the Fund’s agent, to offer, and to solicit offers to subscribe to, Shares of the Fund exclusively to Eligible Investors (as defined in the PPM), which shall consist of accredited investors and/or qualified purchasers.

(b)               KBS will promptly forward all orders and subscriptions to the Fund or its designated agent. All orders and all subscriptions shall be directed to the Fund for acceptance and shall not be binding until accepted by the Fund. Any order or subscription may be rejected by the Fund. The Fund or its designated agent will confirm orders and subscriptions upon their receipt, will make appropriate book entries and, upon receipt by the Fund or its designated agent of payment therefore, will issue such Shares in uncertificated form pursuant to the instructions of KBS. KBS agrees to cause such payment and such instructions to be delivered promptly to the Fund or its designated agent.

(c)                The Fund shares will only be available for purchase monthly (as set forth in the PPM) and the Fund reserves the right to suspend the offering of Shares of the Fund at any time in the absolute discretion of the Board, and upon notice of such suspension KBS shall cease to offer Shares of the Fund specified in the notice.

(d)               No Shares shall be offered by either KBS or the Fund under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Fund if and so long as the effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1940 Act, or if and so long as a current PPM, as required by Section 22 of the 1940 Act, as amended, is not on file with the SEC; provided, however, that nothing contained in this paragraph shall in any way limit the Fund’s obligation to repurchase Shares from any shareholder in accordance with the provisions of the Fund's Organizational Documents or the PPM applicable to the Shares.

4.       LICENSED REPRESENTATIVES OF THE FUND

If determined to be necessary by the Fund, a Fund’s sponsor, adviser or affiliate, and upon at least 10 days’ prior written notice to KBS, KBS shall license certain designated employees as a “registered representative” and maintain their licensed status in accordance with FINRA rules and regulations including the following:

(a)       filing Form U-4’s and fingerprint submission and processing renewals and terminations;

(b)       on-going compliance up-dates and training;

(c)       preparation of materials and training for compliance with FINRA continuing education requirements; and

(d)       supervision of registered representatives.

KBS reserves the right in its sole discretion to refuse to register or maintain the registration for any individual and otherwise impose any requirements, fees or limitations on such licensed persons.

5.       REPURCHASE OF SHARES BY THE FUND

(a)       Any of the outstanding Shares may be tendered for repurchase pursuant to a tender offer made by the Fund, and the Fund agrees to repurchase the Shares so tendered in accordance with the applicable tender offer provisions set forth in the PPM of the Fund. The price to be paid to repurchase the Shares shall be equal to the NAV per Share, determined as set forth in the PPM. All payments by the Fund hereunder shall be made in the manner set forth below.

(b)       The Fund shall pay the total amount of the repurchase price as defined in Section 3(a) above paragraph pursuant to the instructions of the PPM or return the tendered shares promptly following the termination or withdrawal of the tender offer.

(c)        The proceeds of any repurchase of Shares shall be paid by the Fund to or for the account of the shareholder in accordance with the applicable provisions of the PPM.

(d)       Repurchases of Shares pursuant to a tender offer or payment may be suspended at such times as may be determined by the Board of Trustees of the Fund as set forth in the PPM.

6.       DUTIES AND REPRESENTATIONS OF KBS

(a)                KBS shall use best efforts to facilitate the sale of Shares of the Fund upon the terms and conditions contained herein, in the Dealer Manager Agreement and in the then current PPM. KBS shall devote reasonable time and effort to facilitate the distribution of Fund shares but shall not be obligated to sell any specific number of Shares. For the avoidance of doubt, these provisions do not alter or negate KBS’s obligations under the Dealer Manager Agreement or any other agreement between KBS and the Fund.

(b)               KBS will execute and deliver agreements with broker/dealers, financial institutions and other industry professionals based on forms of agreement attached to the Dealer Manager Agreement or otherwise approved from time to time by the Fund’s Board with respect to sale of Shares of the Fund, including but not limited to forms of sales support agreements and shareholder servicing agreements.

(c)                KBS shall be responsible for reviewing and providing advice and counsel on, and filing with the SEC or FINRA (as applicable), all sales literature (e.g., advertisements, brochures and shareholder communications, including any password protected Fund website for its existing shareholders) with respect to the Fund. All costs associated with advertising filings shall be paid by KBS, subject to the terms of the Dealer Manager Agreement. KBS will forward all FINRA comments on marketing materials to the Fund for incorporation into such materials and the sole responsibility for incorporation of such comments shall remain with the Fund; provided, however, that the Fund shall provide all factual content, opinion, and other content for such materials and KBS shall not be responsible for the accuracy of the content of such materials, when used thereafter by the Fund or any person authorized by the Fund to use such material; nor shall KBS be responsible for the filing or content of any such materials used by third parties without the authorization of KBS. In addition, KBS will provide one or more persons, during normal business hours, to respond to telephone questions with respect to the Fund.

(d)               KBS will forward all sales related complaints concerning the Fund to the Fund.

(e)                KBS will provide assistance in the preparation of quarterly board materials with regard to sales and other distribution related data reasonably requested by the Board of the Fund.

(f)                 All activities by KBS and its agents and employees as distributor of Shares shall comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act, the Securities Act, the Exchange Act, and FINRA Rules, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the Exchange Act.

(g)               In selling Shares of the Fund, KBS shall use its best efforts to conform with the requirements of all federal and state laws relating to the sale of the Shares, including Section 4(a)(2) of the Securities Act or Regulation D (Rule 506(b)) promulgated thereunder. Neither KBS, any selected dealer, any selected agent nor any other person is authorized by the Fund to give any information or to make any representations other than as is contained in the Fund’s PPM or any advertising materials or sales literature specifically approved in writing by the Fund or its agents.

(h)               KBS has adopted and shall follow procedures for the confirmation of sales to investors and selected dealers or selected agents, the collection of amounts payable by investors and selected dealers or selected agents on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of FINRA.

(i)     The accounts and records maintained by KBS in connection with the services provided hereunder shall be the property of the Fund. KBS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. KBS shall surrender such accounts and records to the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Fund. The Fund shall have access to such accounts and records at all times during KBS’ normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by KBS to the Fund at the Fund’s expense. KBS shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records, and reports by KBS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. KBS or its undersigned as defined by Rule 17a-4 of the Exchange Act, shall have access to all electronic communications, including password access to the system storing the electronic communications, of registered representatives of KBS that are associated with the Fund and are required to be maintained under Rule 17a-4 of the Exchange Act and FINRA Rules 3110 and 3010. Electronic storage media maintained by the Fund will comply with Rule 17a-4 of the Exchange Act.

(j)     KBS shall comply (and to the extent KBS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which KBS has knowledge (it being understood that KBS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to KBS). Except as set out in this Agreement, KBS assumes no responsibility for such compliance by the Fund. KBS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Fund a certification to such effect no less than annually or as otherwise reasonably requested by the Fund. KBS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund. KBS will maintain good standing with all appropriate state and federal regulatory agencies and self-regulatory organizations necessary to fulfill its obligations under this Agreement.

(k)   KBS agrees to maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to the Fund. KBS shall notify the Fund upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefor. KBS shall notify the Fund of any material claims against it, whether or not covered by insurance, and shall notify the Fund from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

(l)                 KBS represents and warrants to the Fund that:

(i)                 It is a limited liability company duly organized and existing and in good standing under the laws of the State of California and it is duly qualified to carry on its business in the State of California and in each state where the nature of its business requires such qualification;

(ii)               It is empowered under applicable laws and by its Articles of Organization and any Operating Agreement to enter into and perform this Agreement;

(iii)             All requisite actions have been taken to authorize it to enter into and perform this Agreement;

(iv)             It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

(v)               This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of KBS, enforceable against KBS in accordance with its terms,

subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(vi)             It is registered under the Exchange Act with the SEC as a broker-dealer, it is a member in good standing of FINRA, it will abide by FINRA Rules, and it will notify the Fund immediately if its membership in FINRA is terminated or suspended.

(vii)           It has and shall maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and all applicable laws and regulations promulgated thereunder. KBS confirms that, as soon as possible, following the request from the Fund, KBS will supply the Fund with copies of KBS’ anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Fund may reasonably request from time to time.

(viii)         Its selling agreements will require that selling agents comply with applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act ("BSA"), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA PATRIOT Act (the “PATRIOT Act"), its implementing regulations, and related SEC and SRO rules.

7.       DUTIES AND REPRESENTATIONS OF THE FUND

(a)                The Fund shall furnish to KBS copies of all financial statements and other documents to be delivered to shareholders or investors at least two (2) Fund business days prior to such delivery and shall furnish KBS copies of all other financial statements, documents and other papers or information which KBS may reasonably request for use in connection with the distribution of Shares. The Fund shall make available to KBS the number of copies of the Fund’s PPM as KBS shall reasonably request.

(b)   The Fund will execute any and all documents, furnish any and all information and otherwise take all actions that may be reasonably necessary for the private sale of Fund Shares in such states as KBS may designate to the Fund and the Fund may approve, and the Fund shall pay all fees and other expenses incurred in connection with such notification filings; provided that the Fund shall not be required to qualify as a foreign corporation or association in any State. Any state notification or qualification may be withheld, terminated or withdrawn by the Fund at any time in its discretion. KBS shall furnish such information and other material relating to its affairs and activities as the Fund requires in connection with any Form D filings with the SEC or any state notification filings.

(c)                The Fund represents and warrants to KBS that:

(i)                 It is a business trust duly organized and existing and in good standing under the laws of the state of Delaware;

(ii)               It is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

(iii)             All proceedings required by the Organizational Documents have been taken to authorize it to enter into and perform its duties under this Agreement;

(iv)             It is a closed-end management investment company registered with the SEC under the 1940 Act;

(v)               All Shares, when issued, shall be validly issued, fully paid and non-assessable;

(vi)             This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vii)           The performance by the Fund of its obligations hereunder does not and will not contravene any provision of the Fund’s Fourth Amended and Restated Agreement and Declaration of Trust;

(viii)         The Registration Statement is currently effective and will remain effective with respect to the Fund during the term of the offering;

(ix)             The Registration Statement, including any PPM, has been or will be, as the case may be, carefully prepared in conformity with the requirements of the 1940 Act and the rules and regulations thereunder;

(x)               The Registration Statement, including any PPM, contains or will contain all statements required to be stated therein in accordance with the 1940 Act and the rules and regulations thereunder; all statements of fact contained or to be contained in the Registration Statement or PPM are or will be true and correct at the time indicated or on the effective date as the case may be;

(xi)             It will from time to time file such amendment or amendments to the Registration Statement, including any PPM, as, in the light of then-current and then-prospective developments, shall, in the opinion of its counsel, be necessary in order to have the Registration

Statement, including any PPM, at all times contain all material facts required to be stated therein or necessary to make any statements therein not misleading to a purchaser of Shares ("Required Amendments");

(xii)           In connection with any registered representatives maintained under this Agreement, the Fund agrees to cooperate with KBS and provide reports as necessary to maintain appropriate licensing and qualifications and report to KBS any complaints, arbitrations, litigation or any other material matter that may affect a registered representative’s registration status.

8.       INDEMNIFICATION OF KBS BY THE FUND

(a)                The Fund authorizes KBS and any dealers with whom KBS has entered into dealer agreements to use the latest PPM in the form furnished by the Fund in connection with the sale of Shares. The Fund agrees to indemnify and hold KBS, its several officers and managers, and any person who controls KBS within the meaning of Section 15 of the Securities Act free and harmless from and against any losses, claims, damages or liabilities (including the reasonable cost of investigating or defending such losses, claims, damages or liabilities and any reasonable counsel fees incurred in connection therewith) which KBS, its officers and managers, or any such controlling persons, may incur under the Securities Act, the 1940 Act, or common law or otherwise, arising out of or based upon:

(i)                 any untrue statement, or alleged untrue statement, of a material fact or omission, or alleged omission, of a material fact necessary to make the statement not misleading in either the Registration Statement or any PPM,

(ii)               the Fund’s breach of any representations, warranties or obligations set forth herein,

(iii)             the Fund’s failure to maintain an effective Registration Statement and PPM with respect to the Fund or the Shares of the Fund that are the subject of the claim or demand,

(iv)             the Fund’s failure to provide KBS with advertising or sales materials to be filed with FINRA on a timely basis or use of marketing materials that are false or misleading,

(v)               the Fund’s failure to properly register the Fund under the 1940 Act.

(b)               The Fund’s agreement to indemnify KBS, its officers or managers, and any such controlling person will not be deemed to cover any such claim, demand, liability or expense to the extent that it arises out of or is based upon:

(i)                 any such untrue statement, alleged untrue statement, omission or alleged omission, made in the Registration Statement, including any PPM, or any advertising or sales material in reliance upon information furnished by KBS, its officers, managers or any such controlling person to the Fund or its representatives for use in the preparation thereof, or

(ii)               in any case if it is determined that KBS was at fault with respect to such losses, claims, damages or liabilities; or

(iii)             willful misfeasance, bad faith or gross negligence in the performance of KBS’s duties, or by reason of KBS’s reckless disregard of its obligations and duties under this Agreement ("Disqualifying Conduct").

(c)                The Fund’s agreement to indemnify KBS, its officers and managers, and any such controlling person, as aforesaid, is expressly conditioned upon the Fund’s being notified of any action brought against KBS, its officers or managers, or any such controlling person, such notification to be given by letter or facsimile addressed to the Fund at the address set forth above within a reasonable period of time after the summons or other first legal process shall have been served.

(d)               The Fund will be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability, but, in such case, such defense shall be conducted by counsel of good standing chosen by the Fund and approved by KBS, which approval shall not be unreasonably withheld. If the Fund elects to assume the defense of any such suit and retain counsel of good standing approved by KBS, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Fund does not elect to assume the defense of any such suit, the Fund will reimburse KBS, its officers and managers, or the controlling person or persons named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by them.

(e)                The Fund’s indemnification agreement contained in this Section and the Fund’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of KBS, its officers and managers, or any controlling person, and shall survive the delivery of any Shares. This agreement of indemnity will inure exclusively to KBS’s benefit, to the benefit of its several officers and managers, and their respective estates, and to the benefit of any controlling persons and their successors. The Fund agrees promptly to notify KBS of the commencement of any litigation or proceedings against the Fund or any of its officers or Board members in connection with the issue and sale of Shares.

9.       INDEMNIFICATION OF THE FUND BY KBS

(a)                KBS agrees to indemnify, defend and hold the Fund, its several officers and Board members, and any person who controls the Fund within the meaning of Section 15 of the

Securities Act, free and harmless from and against any losses, claims, damages or liabilities (including the reasonable cost of investigating or defending such losses, claims, damages or liabilities and any reasonable counsel fees incurred in connection therewith) which the Fund, its officers or Board members, or any such controlling person, may incur under the Securities Act, the 1940 Act, or under common law or otherwise, arising out of or based upon:

(i)                 Any statements or representations made by KBS which are unauthorized by the Fund or its agents in any sales literature or advertisements or any Disqualifying Conduct by KBS in connection with the offering and sale of any Shares, or

(ii)               Any untrue, or alleged untrue, statement of a material fact contained in information furnished in writing by KBS to the Fund specifically for use in the Fund’s Registration Statement, including any PPM, and used in the answers to any of the items of the Registration Statement or in the corresponding statements made in the PPM, or which shall arise out of or be based upon any omission, or alleged omission, to state a material fact in connection with such information furnished in writing by KBS to the Fund and required to be stated in such answers or necessary to make such information not misleading; or

(iii)             KBS’ breach of any representation, warranties, or obligations set forth herein; or

(iv)             any failure of KBS to comply with applicable rules of FINRA or federal or state securities laws and the rules and regulations promulgated thereunder.

(b)               KBS’s agreement to indemnify the Fund, its officers and Trustees, and any such controlling person, as aforesaid, is expressly conditioned upon KBS’s being notified of any action brought against the Fund, its officers or Trustees, or any such controlling person, such notification to be given by letter or facsimile addressed to KBS at its address set forth above within a reasonable period of time after the summons or other first legal process shall have been served.

(c)                The failure to notify KBS of any such action shall not relieve KBS from any liability which it may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of KBS’s indemnity agreement contained in this Section.

(d)               KBS will be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability, but, in such case, such defense shall be conducted by counsel of good standing chosen by KBS and approved by the Fund, which approval shall not be unreasonably withheld. If KBS elects to assume the defense of any such suit and retain counsel of good standing approved by the Fund the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in the case KBS does not elect to assume the defense of any such suit, KBS will reimburse the Fund, the Fund’s officers and directors, or the controlling person or persons named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by the Fund or them.

KBS’s indemnification agreement contained in this Section and KBS’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by the Fund or on behalf of the Fund, its officers and managers, or any controlling person, and shall survive the delivery of any Shares. This agreement of indemnity will inure exclusively to the Fund’s benefit, to the benefit of the Fund’s officers and Trustees, and their respective estates, and to the benefit of any controlling persons and their successors. KBS agrees promptly to notify the Fund of the commencement of any litigation or proceedings against KBS or any of its officers or managers in connection with the issue and sale of Shares.

10.       NOTIFICATION BY THE FUND

(a)                The Fund agrees to advise KBS as soon as reasonably practical:

(i)                 of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or any PPM then in effect or of the initiation of any proceeding for that purpose;

(ii)               if a current PPM is not on file with the SEC; and

(iii)             of all advertising, sales materials and other communications of the Fund. This obligation shall extend to all revisions of such communications.

11.       COMPENSATION AND EXPENSES

(a)                The parties have entered into this agreement for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. The parties further acknowledge that the Fund has agreed to pay, or cause the Fund’s adviser to pay, certain fees or reimbursements to KBS under the Dealer Management Agreement and KBS’s services hereunder are provided in connection with and as an accommodation to such Dealer Manager Agreement.

(b)               The distribution and service fee, if any, shall be accrued daily by the Fund or class thereof and shall be paid monthly as promptly as possible after the last day of each calendar month, at the rate or in the amounts set forth in the Distribution and Service Plans.

(c)                The Fund shall be responsible and assumes the obligation for payment of all the expenses of the Fund, including fees and disbursements of its counsel and auditors, in connection with the preparation and filing of the Registration Statement and PPM (including but not limited to the expense of setting in type the Registration Statement and PPM and printing sufficient quantities for internal compliance, regulatory purposes and for distribution to current shareholders), any Form D filings with the SEC or notice filings for the private sale of Shares under the securities laws of the various states.

(d)               KBS shall pay all expenses relating to KBS's broker-dealer qualification and membership with FINRA.

12.       SELECTED DEALER AND SELECTED AGENT AGREEMENTS

KBS shall have the right to prepare, update, receive assignment of, enter into, execute and maintain selected dealer agreements with securities dealers of its choice ("selected dealers") and selected agent agreements with depository institutions and other financial intermediaries of its choice ("selected agents") for the sale of Shares and, except as set forth in the Dealer Manager Agreement, to establish the portion of the any sales charge, commission or placement fee that will be allocated to the selected dealers or selected agents; provided, that the Fund shall approve the forms of agreements with selected dealers or selected agents and shall review and approve the compensation set forth therein. Selected dealers and selected agents shall sell Shares of the Fund at the current offering price(s) calculated as described in in the PPM relating to the Shares. KBS shall offer and sell Shares of the Fund only to selected dealers within the United States that are members in good standing of FINRA, or as otherwise permissible under the Dealer Manager Agreement.

13.       CONFIDENTIALITY

KBS agrees to treat all records and other information related to the Fund as proprietary information of the Fund and, on behalf of itself and its employees, to keep confidential all such information, except that KBS may:

(a)                Prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)               provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

(c)                release such other information as approved in writing by the Fund, which approval shall not be unreasonably withheld;

KBS may release any information regarding the Fund without the consent of the Fund if KBS reasonably believes that it may be exposed to civil or criminal legal proceedings for failure to comply, when requested to release any information by duly constituted authorities or when so requested by the Fund. Each party agrees to comply with Regulation S-P under the Gramm-Leach-Bliley Act.

14.       EFFECTIVENESS AND DURATION

(a)                This Agreement shall become effective as of the date hereof and will continue for an initial two-year term and will continue thereafter so long as such continuance is specifically approved at least annually (i) by the Fund’s Board or (ii) by a vote of a majority of the Shares of the Fund, provided that in either event its continuance also is approved by a majority of the Board members who are not "interested persons" of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b)               This Agreement is terminable, without penalty, on sixty (60) days’ written notice by the Fund (as directed by the Board or by vote of a majority of the outstanding voting securities of the Fund), or by KBS.

(c)                This Agreement will automatically and immediately terminate in the event of its "assignment" (as that term is defined under the 1940 Act).

(d)               KBS agrees to notify the Fund immediately upon the event of KBS’s expulsion or suspension by FINRA. This Agreement will automatically and immediately terminate in the event of KBS’s expulsion or suspension by FINRA.

(e)       Following termination of the Dealer Manager Agreement, this Agreement is terminable, without penalty, upon 30 days’ notice from either party.

15.       DISASTER RECOVERY

KBS shall maintain disaster recovery procedures in effect making reasonable provisions for the storage and retrieval of information maintained in KBS’s possession.

16.       DEFINITIONS

As used in this Agreement, the following terms shall have the meaning set forth below:

(a)                The “Board" means the Board of Trustees of the Fund.

(b)               “FINRA Rules” means the Constitution, By-Laws, and Rules of Fair Practice of the Financial Industry Regulatory Authority, Inc. ("FINRA") and any interpretations thereof.

(c)                “NAV” means the net asset value per Share of the Fund as determined by the Fund, or its designated agent, in accordance with and at the times indicated in the applicable PPM of the Fund in accordance with the method set forth in the PPM and guidelines established by the Board.

(d)               “PPM” means the current Confidential Private Placement Memorandum of the Fund with respect to the relevant Share Class, as currently in effect and as amended or supplemented.

(e)                “Registration Statement” means the Fund’s Registration Statement on Form N-2 and all amendments thereto filed with the SEC.

(f)                 “SEC” means the U.S. Securities and Exchange Commission.

(g)               “Securities Act” means the Securities Act of 1933, as amended.

(h)               “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)                 “1940 Act” means the Investment Company Act of 1940, as amended.

(j)                 The terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meanings as such terms have in the 1940 Act.

17.       MISCELLANEOUS

(a)                No provision of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties.

(b)               This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware.

(c)                This Agreement constitutes the entire agreement between the parties hereto with respect to the distribution of the Shares and supersedes any prior agreement with respect to the subject matter hereof whether oral or written. However, the parties acknowledge they are subject to that certain Dealer Manager Agreement that relates to KBS’s activities with respect to certain Share classes of the Fund and that the Dealer Manager Agreement remains in full force and effect. To the extent the Dealer Manager Agreement contains provisions that are inconsistent with such terms in this Agreement, the terms of the Dealer Manager Agreement shall be controlling.

(d)               The parties may execute this Agreement or any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)                If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)                 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes.

(g)               Neither party shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by such party or its affiliates.

(h)               Any controversy or claim arising out of, or related to, this Agreement, its termination or the breach thereof, shall be settled by binding arbitration by three arbitrators (or by fewer arbitrator(s), if the parties subsequently agree to fewer) in the State of Minnesota, in accordance with the rules then obtaining of FINRA, and the arbitrators’ decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

(i)                 Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(j)                 All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Fund: Princeton Private Investment Fund Attn: John L. Sabre 8000 Norman Center Drive, Suite 630 Minneapolis, MN 55437 Email: John.sabre@mtyale.com	To KBS: KBS Capital Markets Group LLC 800 Newport Center Drive, Suite 700 Newport Beach, California 92660 Facsimile: Attention:

(k)               Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

PRINCETON PRIVATE INVESTMENT FUND By: /s/ John L. Sabre Name: John L. Sabre Title: President	KBS CAPITAL MARKETS GROUP LLC By: /s/ Mick Manning Name: Mick Manning Title: Chief Executive Officer

Schedule A

SERVICES

Act as legal underwriter/distributor

Maintain and supervise FINRA registrations for licensed individuals, if any

Prepare, update, execute, and maintain selling agreements

Provide investment company advertising and sales literature review/approval and file with the SEC and/or FINRA as required

Administer intermediary due diligence program

Perform Distribution and Service Plans administration and reporting